Exhibit 99.1

KFORCE REPORTS SECOND QUARTER 2025 REVENUE OF $334.3 MILLION AND EPS OF $0.59
TECHNOLOGY AND FA FLEX REVENUE GREW SEQUENTIALLY

TAMPA, FL, July 28, 2025 — Kforce Inc. (NYSE: KFRC), a solutions firm that specializes in technology and other professional staffing services, today announced results for the second quarter of 2025.
Joseph J. Liberatore, President and Chief Executive Officer, said, "Against the backdrop of a macroeconomic environment that has faced heightened uncertainty for a prolonged period of time, we are pleased to have delivered sequential Flex revenue growth in both our Technology and Finance and Accounting businesses in the second quarter. Overall results were largely consistent with expectations, and I’m proud of how our teams are continuing to execute and take market share."
Mr. Liberatore continued, "While the enactment of the One Big Beautiful Bill removed some uncertainty related to tax policy, the global trade negotiations and potential retaliatory measures are far from settled and the potential derivative negative effects on the U.S. consumer and broader U.S. economy remain highly uncertain as exhibited by continued mixed economic data. Conversations with our clients, which are predominately market-leading companies, and our operating trends suggest that we are continuing to operate in a demand-constrained environment. With that said, we remain encouraged by the recent trends that continue to affirm the stability in our Technology business. I would note that our third quarter guidance was affected by client specific dynamics as the quarter ended, which we do not believe is indicative of the current stable demand environment. We believe our clients continue to carry a significant backlog of strategically imperative technology investments that they expect to execute once greater positive visibility exists.”
Quarterly Financial Highlights
•Revenue for the quarter ended June 30, 2025 was $334.3 million, an increase of 1.3% (a decrease of 0.3% on a billing day basis) sequentially and a decrease of 6.2% year over year.
•Technology Flex revenue increased 1.8% (0.2% on a billing day basis) sequentially and decreased 5.0% year over year. FA Flex revenue increased 2.1% (0.5% on a billing day basis) sequentially and decreased 16.8% year over year.
•Gross profit margins of 27.1% increased 40 basis points sequentially and decreased 70 basis points year over year. Flex gross profit margins of 25.8% increased 80 basis points sequentially and decreased 40 basis points year over year.
•SG&A expenses as a percentage of revenue was 22.2% for the quarter ended June 30, 2025, which decreased 60 basis points sequentially and increased 40 basis points year over year.
•Operating margins were 4.5% for the quarter ended June 30, 2025, which increased 100 basis points sequentially and decreased 100 basis points year over year.
•Diluted earnings per share for the quarter ended June 30, 2025 was $0.59, an increase of 31.1% sequentially and a decrease 21.3% year over year.
•We returned $17.4 million in capital to our shareholders in the form of open market share repurchases and quarterly dividends during the second quarter of 2025.
•Our Board of Directors approved a third quarter cash dividend of $0.39 per share to shareholders of record as of the close of business on September 12, 2025, which will be payable on September 26, 2025.

Third Quarter 2025 - Guidance
Looking forward to the third quarter of 2025, there will be 64 billing days, compared to 64 billing days in the second quarter of 2025 and 64 billing days in the third quarter of 2024. Current estimates for the third quarter of 2025 are:
•Revenue of $324 million to $332 million
•Earnings per share of $0.53 to $0.61
•Gross profit margins of 27.0% to 27.2%
•Flex gross profit margins of 25.7% to 25.9%
•SG&A expenses as a percent of revenue of 22.4% to 22.6%
•Operating margin of 4.0% to 4.4%
•WASO of 17.7 million
•Effective tax rate of 21.0%
Conference Call
On Monday, July 28, 2025, Kforce will host a conference call at 5:00 p.m. E.T. to discuss these results. The dial-in number is (800) 715-9871 and the conference passcode is "Kforce." The prepared remarks for this call and webcast are available on the Investor Relations page of the Kforce Inc. website in the News and Events section. The replay of the call can be accessed at http://investor.kforce.com.
About Kforce Inc.
Kforce Inc. (the “Firm”) is a solutions firm specializing in technology, finance and accounting, and other professional staffing services. Our KNOWLEDGEforce® empowers industry-leading companies to achieve their digital transformation goals. We curate teams of technical experts who deliver solutions custom-tailored to each client’s needs. These scalable, flexible outcomes are shaped by deep market knowledge, thought leadership and our multi-industry expertise.
Our integrated approach is rooted in 60 years of proven success deploying highly skilled professionals on a temporary and direct-hire basis. Each year, approximately 18,000 talented experts work with Fortune 500 and other leading companies. Together, we deliver Great Results Through Strategic Partnership and Knowledge Sharing®.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
All statements in this press release, other than those of a historical nature, are forward-looking statements including, but not limited to, statements regarding the potential negative effects on the U.S. consumer and broader U.S. economy resulting from global trade negotiations and potential retaliatory measures, the backlog of strategically imperative technology investments that our clients are expected to execute once greater positive visibility exists, and the Firm's guidance for the third quarter of 2025. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: general business conditions; global trade policy and Department of Government Efficiency (DOGE) actions, and their potential impacts on our operations and the broader economy; growth rates in temporary staffing and the general economy; competitive factors; risks due to shifts in the market demand; changes in demand, or our ability to adapt to such changes; a constraint in the supply of consultants and candidates, or the Firm’s ability to attract and retain such individuals; the success of the Firm in attracting and retaining its management team and key operating employees; changes in business or service mix; the ability of the Firm to repurchase shares and issue dividends; the occurrence of unanticipated expenses, income, gains or losses; the effect of adverse weather conditions; changes in our effective tax rate; our ability to comply with or respond to government regulations, laws, orders, guidelines and policies that impact our business; risk of contract performance, delays, termination or the failure to obtain new assignments, contracts, or funding under contracts; ability to comply with our obligations in a remote work environment, including consultants engaging in unauthorized or fraudulent activity; continued performance, security of, and improvements to, our enterprise information systems; and impacts of actual or potential litigation, or other legal or regulatory matters or liabilities, including the risk factors and matters listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Firm’s Form 10-K for the fiscal year ended December 31, 2024, as well as assumptions regarding the foregoing. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
Revenue	$334,316	$330,028	$356,318
Direct costs	243,668	241,768	257,345
Gross profit	90,648	88,260	98,973
Selling, general and administrative expenses	74,370	75,165	77,718
Depreciation and amortization	1,390	1,464	1,555
Income from operations	14,888	11,631	19,700
Other expense, net	1,029	565	504
Income before income taxes	13,859	11,066	19,196
Income tax expense	3,410	2,921	5,039
Net income	$10,449	$8,145	$14,157

Earnings per share – diluted	$0.59	$0.45	$0.75

Weighted average shares outstanding - diluted	17,759	18,241	18,886
Adjusted EBITDA	$19,885	$16,751	$24,753

Billing days	64	63	64

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$2,472	$349
Trade receivables, net of allowances	209,879	215,690
Prepaid expenses and other current assets	10,501	9,367
Total current assets	222,852	225,406
Fixed assets, net	6,644	7,723
Other assets, net	112,416	94,656
Deferred tax assets, net	6,688	5,009
Goodwill	25,040	25,040
Total assets	$373,640	$357,834
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$63,293	$61,753
Accrued payroll costs	39,668	38,823
Current portion of operating lease liabilities	3,006	3,038
Income taxes payable	3,365	8,843
Total current liabilities	109,332	112,457
Long-term debt – credit facility	70,000	32,700
Other long-term liabilities	59,888	58,059
Total liabilities	239,220	203,216
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	739	738
Additional paid-in capital	551,200	543,109
Retained earnings	550,143	546,202
Treasury stock, at cost	(967,662)	(935,431)
Total stockholders’ equity	134,420	154,618
Total liabilities and stockholders’ equity	$373,640	$357,834

Kforce Inc.
Key Statistics
(Unaudited)

	Q2 2025	Q1 2025	Q2 2024
Total Firm
Total Revenue (000’s)	$334,316	$330,028	$356,318
GP %	27.1%	26.7%	27.8%
Flex revenue (000’s)	$328,411	$322,570	$348,784
Hours (000's)	3,787	3,726	4,057
Flex GP %	25.8%	25.0%	26.2%
Direct Hire revenue (000’s)	$5,905	$7,458	$7,534
Placements	269	342	374
Average fee	$21,964	$21,830	$20,161
Billing days	64	63	64
Technology
Total Revenue (000’s)	$310,527	$306,284	$327,874
GP %	26.3%	25.9%	26.8%
Flex revenue (000’s)	$307,844	$302,435	$324,064
Hours (000’s)	3,404	3,337	3,575
Flex GP %	25.6%	24.9%	25.9%
Direct Hire revenue (000’s)	$2,683	$3,849	$3,810
Placements	116	172	186
Average fee	$23,154	$22,324	$20,441
Finance and Accounting
Total Revenue (000’s)	$23,789	$23,744	$28,444
GP %	38.1%	38.2%	38.9%
Flex revenue (000’s)	$20,567	$20,135	$24,720
Hours (000’s)	383	389	482
Flex GP %	28.5%	27.2%	29.7%
Direct Hire revenue (000’s)	$3,222	$3,609	$3,724
Placements	153	170	188
Average fee	$21,063	$21,327	$19,883

Kforce Inc.
Non-GAAP Financial Measures
(Unaudited)
In addition to our financial results presented in accordance with GAAP, Kforce may use certain non-GAAP financial measures, which we believe provide useful information to investors in evaluating our core operating performance. The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. Our non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. We view these non-GAAP financial measures as supplemental, which are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Revenue Growth Rates
“Revenue growth rates,” a non-GAAP financial measure, is defined by Kforce as revenue growth after removing the impacts on reported revenues from the changes in the number of billing days. Management believes this data is particularly useful because it aids in evaluating revenue trends over time. The impact of billing days is calculated by dividing each comparative period’s reported revenues by the number of billing days for the respective period to arrive at a per billing day amount for each quarter. Growth rates are then calculated using the per billing day amounts as a percentage change compared to the respective period. Management calculates the number of billing days for each reporting period based on the number of holidays and business days in the quarter.

	Sequential Growth Rates (GAAP)
	2025		2024
	Q2	Q1	Q4	Q3	Q2
Technology Flex	1.8%	(3.7)%	(2.5)%	(0.6)%	1.7%
FA Flex	2.1%	(12.8)%	(2.7)%	(4.1)%	(5.7)%
Total Flex revenue	1.8%	(4.3)%	(2.5)%	(0.8)%	1.2%
	Sequential Growth Rates (Non-GAAP)
	2025		2024
	Q2	Q1	Q4	Q3	Q2
Billing Days	64	63	62	64	64
Technology Flex	0.2%	(5.2)%	0.6%	(0.6)%	1.7%
FA Flex	0.5%	(14.2)%	0.5%	(4.1)%	(5.7)%
Total Flex revenue	0.2%	(5.8)%	0.6%	(0.8)%	1.2%

	Year-Over-Year Growth Rates (GAAP)
	2025		2024
	Q2	Q1	Q4	Q3	Q2
Technology Flex	(5.0)%	(5.0)%	(3.7)%	(3.6)%	(6.4)%
FA Flex	(16.8)%	(23.2)%	(22.1)%	(20.7)%	(23.1)%
Total Flex revenue	(5.8)%	(6.4)%	(5.2)%	(5.0)%	(7.8)%
	Year-Over-Year Growth Rates (Non-GAAP)
	2025		2024
	Q2	Q1	Q4	Q3	Q2
Billing Days	64	63	62	64	64
Technology Flex	(5.0)%	(3.5)%	(5.2)%	(5.1)%	(6.4)%
FA Flex	(16.8)%	(22.0)%	(23.3)%	(21.9)%	(23.1)%
Total Flex revenue	(5.8)%	(4.9)%	(6.7)%	(6.5)%	(7.8)%

Free Cash Flow
“Free Cash Flow,” a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, repurchasing common stock, paying dividends or making acquisitions. Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to, but not a replacement of, our unaudited condensed consolidated statements of cash flows.
The following table presents Free Cash Flow:

	Six Months Ended June 30,
(in thousands)	2025	2024
Net cash provided by operating activities	$18,614	$34,105
Capital expenditures	(8,290)	(4,979)
Free cash flow	10,324	29,126
Change in debt	37,300	(4,900)
Repurchases of common stock	(32,243)	(11,229)
Cash dividends	(13,951)	(14,229)
Proceeds from company-owned life insurance	1,383	2,377
Premiums paid for company-owned life insurance	(686)	(1,150)
Other	(4)	(4)
Change in cash and cash equivalents	$2,123	$(9)
Adjusted EBITDA
“Adjusted EBITDA,” a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization; stock-based compensation expense; interest expense, net; and income tax expense. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations, and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors. The measure should not be considered in isolation or as an alternative to net income, cash flows or other financial statement information presented in the unaudited condensed consolidated financial statements as indicators of financial performance or liquidity. Also, Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
In addition, although we excluded stock-based compensation expense because it is a non-cash expense, we expect to continue to incur stock-based compensation expense in the future and the associated stock issued may result in an increase in our outstanding shares of stock, which may result in the dilution of our shareholder ownership interest. We suggest that you evaluate these items and the potential risks of excluding such items when analyzing our financial position.
The following table presents Adjusted EBITDA and includes a reconciliation of Net income to Adjusted EBITDA:

	Three Months Ended
(in thousands)	June 30, 2025	March 31, 2025	June 30, 2024
Net income	$10,449	$8,145	$14,157
Depreciation and amortization	1,390	1,464	1,555
Stock-based compensation expense	3,618	3,656	3,498
Interest expense, net	1,018	565	504
Income tax expense	3,410	2,921	5,039
Adjusted EBITDA	$19,885	$16,751	$24,753